Exhibit 10.48

VICAL INCORPORATED

10390 Pacific Center Court

San Diego, CA 92121-4340

May 19, 2006

Jill M. Church

Vical Incorporated

10390 Pacific Center Court

San Diego, CA 92121-4340

Re:	Amendment to Agreement Regarding Employment Terms

Dear Jill:

This Amendment (the “Amendment”) to your Letter Agreement with Vical Incorporated (the “Company”) dated September 20, 2004 (the “Agreement”) amends the terms and conditions of the Agreement to the extent provided herein. Except as specifically amended by this Amendment, the terms and conditions of the Agreement shall remain in full force and effect.

The attachment to the Agreement titled “Salary Continuation” is hereby deleted in its entirety and replaced with the following:

“Salary Continuation”

Subject to mitigation, Vical will continue to pay your base compensation, at the rate then in effect, for up to six months following the termination of your employment if, prior to the expiration of your rights to salary continuation as provided below:

(i)	Vical terminates your employment without your consent for any reason other than Cause or Disability; or

(ii)	you voluntarily resign your employment for Good Reason

The salary continuation payments will cease in the event of your death. In order to receive your salary continuation, you will be required to sign a release in a form acceptable to Vical, of any and all claims that you may have against Vical. The salary continuation rights described herein shall expire on the fourth annual anniversary of the commencement of your employment; provided, however, that such rights shall automatically renew for successive 1 year periods unless the Company provides written notice to you at least 90 days prior to the next scheduled expiration date that such rights will not be renewed.

Definitions:

1.

Mitigation. The payments described in the section above titled “Salary Continuation” shall be reduced on a dollar-for-dollar basis by any other compensation earned by you for personal services performed as an employee or independent contractor during the six-month period following the termination of your employment, including (without limitation) deferred compensation. You will apply your best efforts to seek and obtain other employment or consulting engagements, whether on a full- or part-time basis during such six-month period in order to mitigate the Company’s obligations. At reasonable intervals, you will report to Vical with respect to such efforts and any compensation earned during such six-month period.

2.	Cause shall mean a failure to perform your duties, other than a failure resulting from complete or partial incapacity due to physical or mental illness or impairment, gross misconduct or fraud or conviction of, or a plea of “guilty” or “no contest” to a felony.

3.	Disability shall mean that you, at the time your employment is terminated, have performed substantially none of your duties under this Agreement for a period of not less than three consecutive months as the result of your incapacity due to physical or mental illness.

4.	Good Reason shall mean that you have incurred a material reduction in your authority or responsibility or a reduction in base salary of more than 25%.”

This Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Amendment shall be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of law principles.

Please sign this Amendment and return it to the Company at your earliest convenience.

Sincerely,

VICAL INCORPORATED

By:	/s/ Vijay B. Samant
Vijay B. Samant
President and Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Jill M. Church
Jill M. Church